Exhibit 99.2

CONSENT TO BE NAMED DIRECTOR

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to being named in the Registration Statement on Form S-1 (File No. 333-192244), together with any and all amendments or supplements thereto, of Ultragenyx Pharmaceutical Inc., a Delaware corporation (the “Company”), as a person who has agreed to serve as a director of the Company upon closing of the offering and the inclusion of my biographical information in the Registration Statement. I also consent to the filing of this consent as an exhibit to the Registration Statement.

Dated: 1/14/14

/s/ Clay Siegall
Clay Siegall

Print Name: Clay Siegall